                                                                    Exhibit 99.1

(GRAPHIC)

BRADFORD COUNTY                           Annual Highlights
Athens                                    2005: A Year of Growth
East Smithfield
Monroeton                                 (CITIZENS & NORTHERN CORPORATION LOGO)
Sayre
Towanda
Troy
Wysox

LYCOMING COUNTY:
Jersey Shore
Muncy
Old Lycoming
Ralston
South Williamsport
Williamsport

STEUBEN COUNTY:
Canisteo
Hornell

SULLIVAN COUNTY:
Dushore
Laporte

TIOGA COUNTY:
Elkland
Knoxville
Liberty
Mansfield
Tioga
Wellsboro

Member FDIC

www.cnbankpa.com
Stock Symbol: CZNC

        Professionals dedicated to meeting your lifetime financial needs, with a personal touch.

(PHOTO OF CRAIG G. LITCHFIELD)

FROM CRAIG G. LITCHFIELD
CHAIRMAN, PRESIDENT AND CEO

A MESSAGE TO OUR SHAREHOLDERS

THE YEAR IN REVIEW

For Citizens & Northern, 2005 was a year of development, adaptation and positioning for the future. In August of 2005, following the 2004 openings of two full service community offices in Williamsport and South Williamsport, we opened our 20th office in Jersey Shore, Pennsylvania. The ground breaking for our 21st office was held in October 2005 with a very warm welcome extended by the township supervisors and residents of Old Lycoming Township. We are delighted to be joining the Old Lycoming community and expect to play a role in the financial successes the residents and businesses will achieve in the coming years. The projected opening date for the Old Lycoming office is March 1st and the excitement of our staff and the community is palpable. Not only have we built two very attractive offices in 2005 that are assets to their respective communities, we have been fortunate in attracting experienced bankers who are residents of the Jersey Shore and Old Lycoming communities and who, with their well-trained staffs, will be delivering the C&N customer-focused service to their friends and neighbors.

Of course, it was with equal excitement, that we entered New York State with the acquisition of the Canisteo Valley Corporation and its sole subsidiary, First State Bank, with offices in Canisteo and South Hornell, New York. Over the coming year, we will be working with the First State Bank management and staff to align their systems, services and customer-focus with that of C&N. With the help of the First State Bank team, we will learn about their region's style of banking. Together both institutions can better serve the current and future customers in the First State Bank market area.

We believe the investments we have made in the new offices in Lycoming County and the entry into New York State by virtue of the acquisition of First State Bank will result in more opportunity for revenue growth. These initiatives are perfectly aligned with our mission to serve our clients with the best financial services, our communities with support of their socio-economic futures, our shareholders with long-term value creation and our employees with career growth and advancement.

2005 was a year of adaptation to our new core processing system. While the switch to the new system occurred in mid-October 2004, there was a great deal of learning and adjustment for months following the conversion. Our people did what it took to assure that our customers did not suffer from the changes. While the transition to the new system was trying, it was gratifying to see the C&N team work together to get the job done.

During 2005, we experienced other significant events. In mid-January, we listed our stock on the NASDAQ Small Cap national market. That market is now called the NASDAQ Capital Market Securities. The purpose of the listing was to enhance the marketability and liquidity of our stock. We believe those goals were achieved. Of course, initially, we did see a great deal of volatility due, apparently, to the addition of our shares to the Russell 2000 index in late June.

As we have grown, the need for more office space became increasingly evident. Thus, in July of 2005, we began building a new 15,000 square foot administration building that will be occupied by March 1st, 2006. The building is located two blocks from our Wellsboro Main Street office. The building will house our corporate staff and Human Resources, Branch Delivery, Lending, Cash Management and Accounting personnel. Commercial Lending, Broker/Dealer and Trust and Financial Management personnel will occupy the space that will be vacated in the Main Street building.

2005 was the year of the hurricane with one of the most devastating storms hitting the Gulf Coast. After the Hurricane Katrina disaster, we organized a disaster recovery fund raising initiative that garnered $50,000 for the American Red Cross. Thanks go out to our employees, clients and communities for their benevolence and commitment to helping their fellow citizens.

From the financial perspective, the interest rate environment has been increasingly difficult for community banking. In an effort to assure that inflation is contained, the Federal Reserve has continued raising the Fed Funds rate. There have been fourteen 1/4 percentage point increases since June 2004 with eight increases in 2005 and more recently another bump on January 31st, 2006. As of this writing, the Fed Funds rate stands at 4.50%. In the same time span June 2004 to January

                                                                   (Cont.Page 2)


                                                 2005 ANNUAL HIGHLIGHTS | PAGE 1

SHAREHOLDERS' MESSAGE

(Continued)

Dividends were increased 4.49% over 2004. The share price at the end of the year of $25.63 was down 5% compared to $27 at year-end 2004.

RETIREMENTS

During 2005, three of our long-term team members retired: JEFF OSGOOD - Human Resources, 27 years; DIANE ELVIDGE -East Smithfield, 21 years and NANCY ALLYN - Wysox, 40 years. They all served us well and we wish them long, healthy and fulfilling retirements.

During 2005, two directors emeriti retired from our board: J.ROBERT BOWER and LARRY F. MASE.

J. ROBERT BOWER was elected to the board in 1967 when the bank's total assets were $21.4 million. We thank him for his 38 years of loyal service to Citizens & Northern and, also, wish him a long, healthy and fulfilling future.

LARRY MASE began service to Citizens & Northern Bank in 1970 as an Advisory Board member at our Liberty Office. In 1970, the bank's assets totaled about
$31 million. Larry was elected to the board of directors in 1990. We thank Larry for his 35 years of loyal service and wish him a long, healthy and fulfilling future.

CONCLUSION

It has been an honor and privilege to work with the hardworking C&N Team personnel. Their commitment, loyalty and dedication to serving the financial needs and expectations of our clients will continue to grow our share of the market and our revenue opportunities in the future. It is our vision that we will be recognized by the communities and clients we serve as the foremost source of advice, counsel and solutions for their changing financial needs.

(GRAPHIC)

CORPORATE OVERVIEW

Citizens & Northern Corporation is a bank holding company with assets exceeding $1.1 billion and is headquartered in Wellsboro, PA. Banking services are provided by its subsidiary, Citizens & Northern Bank, from 20 banking offices in Bradford, Lycoming, Sullivan and Tioga Counties in Pennsylvania. Investment and insurance products are offered through Citizens & Northern Bank's subsidiary, C&N Financial Services Corporation. Citizens & Northern Corporation stock trades on NASDAQ Capital Market Securities under the symbol CZNC.

(FIRST STATE BANK LOGO)

OFFICERS:

Patrick F. Donnelly, President
Gail Davis, Vice President
Mary M. Bergh, Assistant Vice President
Ray A. Mazzella, Assistant Treasurer
Sheila J. Leach, Assistant Secretary
Carolyn R. Wallace, Branch Manager, Hornell

Canisteo Valley Corporation has assets of $44.5 million and delivers services to its customers through its two First State Bank offices in Canisteo and South Hornell, NY.

CANISTEO VALLEY CORPORATION DIRECTORS are:
Patrick F. Donnelly, Chairman
Craig G. Litchfield
Karl W. Kroeck
Carl E. Chase
William O. Hatch
Harold L. Miller
Brian C. Schu

CANISTEO VALLEY CORPORATION OFFICERS are:
Patrick F. Donnelly, President & CEO
William F. Moran, Assistant Secretary
Thomas Rudy, Assistant Secretary
Philip Prough, Assistant Secretary


                                                 2005 ANNUAL HIGHLIGHTS | PAGE 3

SHAREHOLDERS' MESSAGE

(Continued)

(From Page 1)

2006, the 10-year Treasury bond rate dropped from around 5.25% to about 4.50%. Our cost of funds, for deposits and borrowings, is closely correlated with short-term interest rates like Fed Funds and our lending rates are closely correlated with the 10-year rates. The federal interest yield curve is flat with less than 15 basis points separating the Fed Funds rate from the 30-year Treasury Rate; and only 2 basis points separating the Fed Funds rate from the 10-year treasury rate. Deposits and borrowings reprice quickly, on average in less than one-year, while earning assets, loans and our fixed rate investments and loans reprice on average over a 4 to 7 year period. We and other banks will be experiencing compression in our net interest income until the Federal Reserve ceases increasing Fed Funds, or long-term rates increase; and the yield curve returns to a more historically common upward slope with a 1 to 2 percentage point spread between the short-term and long-term yields.

FINANCIAL HIGHLIGHTS

To better understand the 2005 financial information, it is necessary to break out the Canisteo Valley Corporation (CVC) information, which is consolidated to include First State Bank. The acquisition was accounted for using purchase accounting, thus the Citizens & Northern Corporation (CNC) 2005 balance sheet includes CVC, while the 2004 balance sheet information does not. Additionally, only CVC's income and expenses from the date of the acquisition (September 1, 2005) are included in the CNC income statement. CVC ended the year with total assets of $44.5 million. CVC's net loans totaled $21.5 million and available not for sale securities totaled $9.2 million. CVC's year-end deposits totaled $37 million.

Total assets for Citizens & Northern Corporation grew about $40 million or 3.56%. Total assets for Citizens & Northern Bank (CNB) actually decreased by $4.5 million from the end of 2004 to the end of 2005. CNB's security portfolio decreased by $56.8 million and loans, net of the allowance for loan losses, increased by $50.6 million. Deposits, including repo sweeps, for CNB grew by $51.1 million, or 7.32%. CNB premises and equipment increased by nearly $4.5 million, due to our Lycoming County growth initiative and the new administrative office building. Overall, CNC's net asset growth for the year resulted from the acquisition of CVC. The shrinking of the CNB investment portfolio was due to the lack of availability of investment quality securities with yields that provide enough of a spread to the funding costs. This is a result of the flat yield curve. As securities matured or as cash flows from our mortgage-backed holdings were received, we channeled the money to pay down long-term borrowings and to fund new loans, which do offer a reasonable opportunity for spread.

For CNB, interest and fees on loans increased by $4 million due to an 8.84% increase in loans. Total interest and dividend income, including the loan income, increased by a lesser amount, $2.4 million, due to a decrease in income from the investment portfolio. Due to loan growth and some problem loans, we increased the total 2005 provision for loan losses by $626 thousand to $2 million. Thus net interest income after provision for loan losses dropped about $1.15 million.

We elected to sell the credit card portfolio and continue to issue cards as an agent bank, because the increased cost of fraud prevention was not acceptable on a cost-benefit basis given the size of our portfolio. With the new program, our customers will have more benefits and features available on their CNB branded cards than in the past. We will also be selling the small First State Bank portfolio during 2006. We are continuing our merchant card services and our ATM Card and Visa Check Card issuance.

Net security gains decreased $1 million in 2005. In the fourth quarter 2005, we sold some relatively low-yielding securities that had been purchased in 2003 and 2004, in an effort to provide opportunities to improve our net interest margin in 2006 and future years.

Other expenses grew substantially, nearly $3 million or $11.4%, from 2004, due mostly to the investment in infrastructure, overhead expenses and salaries related to our Lycoming County growth initiative. As most organizations our size, we have had to incur substantial increases in the costs created by compliance with the Sarbanes Oxley Act of 2002 (SOX) and SEC 404 compliance. Our independent auditor fees have nearly doubled and we have added more internal auditing, accounting and compliance staff to handle the additional workload created by SOX and 404. It is my opinion that although it may be true that the new requirements of SOX and the SEC, which were stimulated by Enron, Tyco and World Com fiascoes, provide additional assurance to shareholders that financial reporting and risk identification and management are incrementally better, the negligible improvement does not justify the expense. After all, fraud was illegal before SOX. The burden of complying with the new rules will be a drag on the efficiencies of all small companies that must comply.

As a result of the decrease in the interest margin net of the provision for loan loss, some increase in other income and the increase in other expenses, our net income decreased 12.6% for the year. Return on average assets dropped to 1.13% and the return on average equity dropped to 9.8%.

The tangible equity to tangible assets remains strong at 10.75%. Non-performing assets to total assets dropped by over 20% to 0.55% and the allowance for loan losses to total assets increased to 1.28%.

                                                                  (Cont. Page 3)


PAGE 2 | 2005 ANNUAL HIGHLIGHTS

(GRAPHIC)

FIVE-YEAR PERFORMANCE

                              (PERFORMANCE GRAPH)

       Net Income (in millions)
-------------------------------------
 2005    2004    2003    2002    2001
-----   -----   -----   -----   -----
$13.0   $14.9   $16.3   $15.0   $12.1

                              (PERFORMANCE GRAPH)

  Total Shareholders Equity (In millions)
------------------------------------------
 2005     2004     2003     2002     2001
------   ------   ------   ------   ------
$132.0   $131.6   $125.3   $115.8   $100.2

                              (PERFORMANCE GRAPH)

       Total Assets (In millions)
----------------------------------------
 2005     2004     2003     2002    2001
------   ------   ------   ------   ----
$1,163   $1,123   $1,067   $1,019   $867

                              (PERFORMANCE GRAPH)

     Deposits (In millions)
--------------------------------
2005   2004   2003   2002   2001
----   ----   ----   ----   ----
$757   $677   $658   $640   $576

                              (PERFORMANCE GRAPH)

     Net Loans (In millions)
--------------------------------
2005   2004   2003   2002   2001
----   ----   ----   ----   ----
$645   $573   $519   $445   $374

                              (PERFORMANCE GRAPH)

       Cash Dividends Declared
-------------------------------------
 2005    2004    2003    2002    2001
-----   -----   -----   -----   -----
$0.93   $0.89   $0.85   $0.77   $0.71

* Cash dividends per share for 2001-2002 adjusted for the effects of a 3-for-2 stock split issued in April, 2003. In addition to cash dividends, a 1% stock dividend has been declared for each year.


PAGE 4 | 2005 ANNUAL HIGHLIGHTS

(GRAPHIC)

STOCKHOLDER INQUIRIES

A copy of the Corporation's Annual Report Form 10-K for the year ended December 31, 2005, as required to be filed with the Securities and Exchange Commission, will be furnished to a stockholder without charge upon written request to the Corporation's Treasurer at the principal office at P.O. Box 58, Wellsboro, PA 16901.

The information is also available through C&N's website at www.cnbankpa.com and at the website of the Securities and Exchange Commission at www.sec.gov.

This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

(GRAPHIC)

INVESTOR INFORMATION

The Annual Meeting of Shareholders will be held in the Arcadia Theater, Wellsboro, PA, at 2:00 p.m. Tuesday, April 18th, 2006.

General shareholder inquiries should be sent to:
CITIZENS & NORTHERN CORPORATION
90-92 Main Street, PO Box 58, Wellsboro, PA 16901

STOCK TRANSFER AGENT

American Stock Transfer & Trust Co., 59 Maiden Lane,
Plaza Level, New York, NY 10038
800-278-4353

Our Independent Auditors are
PARENTE RANDOLPH, LLC
400 Market Street, Williamsport, PA 17701

(GRAPHIC)

CONTACT US

Our service departments may be contacted directly:

FUNDS MANAGEMENT:

90-92 Main St., Wellsboro, PA 16901 - 1-800-577-9397

ACCOUNT SERVICES:

90-92 Main St., Wellsboro, PA 16901 - 1-800-726-2265

BANKCARD SERVICES:

RR#7, WELLSBORO, PA 16901 - 1-800-676-6639

INTERNET BANKING:

90-92 Main St., Wellsboro, PA 16901 - 570-724-0266
www.cnbankpa.com

C&N FINANCIAL SERVICES CORP:

64 Main St., Wellsboro, PA 16901 - 1-866-ASK-CNFS www.cnfinancialservices.com

TRUST & FINANCIAL MANAGEMENT GROUP:

90-92 Main St., Wellsboro, PA - 1-800-487-8784
1827 Elmira St., Sayre, PA 18840 - 1-888-760-8192
428 Main St., Towanda, PA 18848 - 1-888-987-8784
130 Court St. ,Williamsport, PA 17701 - 1-866-732-7213


                                                 2005 ANNUAL HIGHLIGHTS | PAGE 5

(GRAPHIC)

QUARTERLY SHARE DATA

Trades of the Corporation's stock are executed through various brokers who maintain a market in the Corporation's stock. The Corporation's stock is listed on NASDAQ Capital Market Securities with the trading symbol CZNC.

The following table sets forth the approximate high and low sales prices of the common stock during 2005 and 2004:

2005

                                   Dividend Declared
                  High      Low       Per Quarter
                 ------   ------   -----------------
First Quarter    $32.25   $26.50         0.23
Second Quarter   $33.85   $25.80         0.23
Third Quarter    $37.51   $25.22         0.23
Fourth Quarter   $29.46   $24.49         0.24

                            Plus a 1% stock dividend

2004

                                   Dividend Declared
                  High      Low       Per Quarter
                 ------   ------   -----------------
First Quarter    $27.00   $25.00         $0.22
Second Quarter   $25.50   $24.45         $0.22
Third Quarter    $25.90   $24.20         $0.22
Fourth Quarter   $27.00   $24.80         $0.23

                            Plus a 1% stock dividend


PAGE 6 | 2005 ANNUAL HIGHLIGHTS

(GRAPHIC)

COMMON STOCK AND PER SHARE DATA

                                           2005          2004          2003          2002          2001
                                       -----------   -----------   -----------   -----------   -----------
Net income per share - basic           $      1.57   $      1.80   $      1.97   $      1.81   $      1.46
Net income per share - diluted         $      1.55   $      1.79   $      1.96   $      1.81   $      1.45
Cash dividends declared per share      $      0.93   $      0.89   $      0.85   $      0.77   $      0.71
Stock dividend                                   1%            1%            1%            1%            1%
                                       -----------   -----------   -----------   -----------   -----------
Stockholders' equity per share (a)     $     15.89   $     15.92   $     15.18   $     14.04   $     12.14
                                       ===========   ===========   ===========   ===========   ===========
Stockholders' equity per share,
   excluding accumulated other
   comprehensive income (loss) (a)     $     15.33   $     14.65   $     13.72   $     12.57   $     11.50
Weighted average shares outstanding-
   basic                                 8,292,141     8,267,321     8,252,358     8,251,861     8,266,563
Weighted average shares outstanding-
   diluted                               8,350,926     8,315,847     8,301,073     8,273,749     8,288,451
Number of shares outstanding
   at year-end                           8,220,791     8,102,646     8,014,625     5,285,606     5,234,800
                                       -----------   -----------   -----------   -----------   -----------
Number of shares authorized             20,000,000    20,000,000    10,000,000    10,000,000    10,000,000
                                       ===========   ===========   ===========   ===========   ===========

(a) for purposes of this computation, the number of outstanding shares has been increased for the effects of a 3-for-2 stock split issued in April 2003, and for 1% stock dividends issued in January following each year-end.


                                                 2005 ANNUAL HIGHLIGHTS | PAGE 7

(GRAPHIC)

PROFIT

FIVE-YEAR SUMMARY OF OPERATIONS

(In Thousands)
INCOME STATEMENT

                                         2005         2004         2003         2002        2001
                                      ----------   ----------   ----------   ----------   --------
Interest Income                       $   61,108   $   57,922   $   55,223   $   57,285   $ 54,661
                                      ----------   ----------   ----------   ----------   --------
Interest Expense                      $   25,687   $   22,606   $   23,537   $   26,315   $ 28,356
                                      ==========   ==========   ==========   ==========   ========

Interest Margin                       $   35,421   $   35,316   $   31,686   $   30,970   $ 26,305
                                      ----------   ----------   ----------   ----------   --------
Provision for Loan Losses             $    2,026   $    1,400   $    1,100   $      940   $    600
                                      ==========   ==========   ==========   ==========   ========

Interest margin after provision
   for loan losses                    $   33,395   $   33,916   $   30,586   $   30,030   $ 25,705
Other Income                          $    7,636   $    6,922   $    6,595   $    6,624   $  6,120
Securities Gains                      $    1,802   $    2,877   $    4,799   $    2,888   $  1,920
Gain from sale of credit card loans   $    1,906
                                      ----------   ----------   ----------   ----------   --------
Other Expenses                        $   28,962   $   26,001   $   22,114   $   20,849   $ 18,671
                                      ==========   ==========   ==========   ==========   ========

Income before income tax provision    $   15,777   $   17,714   $   19,866   $   18,693   $ 15,074
                                      ----------   ----------   ----------   ----------   --------
Income tax provision                  $    2,793   $    2,851   $    3,609   $    3,734   $  3,022
                                      ==========   ==========   ==========   ==========   ========

Net Income                            $   12,984   $   14,863   $   16,257   $   14,959   $ 12,052
                                      ==========   ==========   ==========   ==========   ========

BALANCE SHEET AT YEAR END
Total Securities (1)                  $  433,244   $  479,626   $  484,825   $  513,597   $437,398
Gross loans, excluding
   unearned discount                  $  653,299   $  579,613   $  524,897   $  451,145   $379,228
Total Assets                          $1,162,954   $1,123,002   $1,066,901   $1,018,768   $866,999
Total Deposits                        $  757,065   $  676,545   $  658,065   $  640,304   $576,274
Stockholders' Equity, excluding
   accumulated other comprehensive
   income (3)                         $  127,270   $  121,050   $  113,306   $  103,691   $ 94,903
                                      ----------   ----------   ----------   ----------   --------
Total stockholders' equity            $  131,968   $  131,585   $  125,343   $  115,837   $100,187
                                      ==========   ==========   ==========   ==========   ========


PAGE 8 | 2005 ANNUAL HIGHL IGHTS

(GRAPHIC)

FIVE-YEAR SUMMARY OF OPERATIONS

(In Thousands)
AVERAGE BALANCE SHEET

                                             2005         2004         2003        2002       2001
                                          ----------   ----------   ----------   --------   --------
Total securities, at amortized cost (1)   $  446,845   $  485,183   $  474,406   $470,764   $412,654
Gross loans, excluding
   unearned discount                      $  618,344   $  551,352   $  485,150   $410,670   $346,353
Earning assets                            $1,065,189   $1,036,535   $  959,556   $881,434   $759,007
Total assets                              $1,144,619   $1,114,041   $1,034,720   $943,001   $805,229
Total assets excluding unrealized
   gains/losses (3)                       $1,133,422   $1,097,859   $1,014,424   $930,539   $798,590
Total deposits                            $  702,404   $  669,307   $  651,026   $613,392   $544,579
Stockholders' equity, excluding
   accumulated other comprehensive
   income (3)                             $  125,076   $  117,695   $  108,876   $ 99,361   $ 91,703
                                          ----------   ----------   ----------   --------   --------
Stockholders' equity                      $  132,465   $  128,374   $  122,271   $107,595   $ 96,021
                                          ==========   ==========   ==========   ========   ========

FINANCIAL RATIOS
Return on stockholders' equity,
excluding accumulated other
comprehensive income (2), (3)                  10.38%       12.63%       14.93%     15.06%     13.14%
Return on stockholders' equity (2)              9.80%       11.58%       13.30%     13.90%     12.55%
Return on assets (2)                            1.13%        1.33%        1.57%      1.59%      1.50%
Stockholders' equity to assets,
excluding accumulated other
comprehensive income (2), (3)                  11.04%       10.72%       10.73%     10.68%     11.48%
Stockholders' equity to assets (2)             11.57%       11.52%       11.82%     11.41%     11.92%
Stockholders' equity to loans (2)              21.42%       23.28%       25.20%     26.20%     27.72%
Net income to:
   Total interest income                       21.25%       25.66%       29.44%     26.11%     22.05%
   Interest margin                             36.66%       42.09%       51.31%     48.30%     45.82%
                                          ----------   ----------   ----------   --------   --------
Dividends as a % of net income                 58.85%       48.54%       41.96%     41.17%     46.08%
                                          ==========   ==========   ==========   ========   ========

(1) Includes available-for-sale and held-to-maturity securities, and interest-bearing cash and due from banks.

(2)  Financial ratios calculated based on average balance sheet data.

(3) Generally accepted accounting principles ("GAAP") require that available-for-sale securities be reported at fair value, with unrealized gains and losses excluded from earnings and reported separately through stock holders' equity, net of tax. Management believes there is an inherent mismatch between the income statement and balance sheet related to unrealized gains/losses that may create a material inconsistency in earnings-based ratios. Further, the amount of unrealized gains/losses may vary widely from period-to-period, depending on the financial markets as a whole and nterest rate movements. Therefore, management has provided these "non-GAAP" amounts and ratios because we believe they provide meaningful information for evaluating the Corporation's financial position and results of operations.


                                                 2005 ANNUAL HIGHLIGHTS | PAGE 9

(GRAPHIC)

QUARTERLY
FINANCIAL DATA

The following table presents summarized quarterly financial data for 2005 (unaudited) (In thousands, except per share data).

2005 QUARTER ENDED

                                                  MARCH 31   JUNE 30   SEPT. 30   DEC. 31
                                                  --------   -------   --------   -------
Interest income                                    $14,693   $14,908    $15,571   $15,936
                                                   -------   -------    -------   -------
Interest expense                                   $ 5,957   $ 6,155    $ 6,426   $ 7,149
                                                   =======   =======    =======   =======
Interest margin                                    $ 8,736   $ 8,753    $ 9,145   $ 8,787
                                                   -------   -------    -------   -------
Provision for loan losses                          $   375   $   375    $   375   $   901
                                                   =======   =======    =======   =======
Interest margin after provision for loan losses    $ 8,361   $ 8,378    $ 8,770   $ 7,886
Other income                                       $ 1,703   $ 1,889    $ 2,149   $ 1,895
Gain from sale of credit card loans                                               $ 1,906
Securities gains (losses)                          $ 1,066   $   929    $   393   $  (586)
                                                   -------   -------    -------   -------
Other expenses                                     $ 7,128   $ 7,173    $ 7,303   $ 7,358
                                                   =======   =======    =======   =======
Income before income tax provision                 $ 4,002   $ 4,023    $ 4,009   $ 3,743
                                                   -------   -------    -------   -------
Income tax provision                               $   707   $   725    $   722   $   639
                                                   =======   =======    =======   =======
Net income                                         $ 3,295   $ 3,298    $ 3,287   $ 3,104
                                                   =======   =======    =======   =======
Net income per share - basic                       $  0.40   $  0.40    $  0.40   $  0.37
                                                   =======   =======    =======   =======
Net income per share - diluted                     $  0.39   $  0.39    $  0.39   $  0.37
                                                   =======   =======    =======   =======


PAGE 10 | 2005 ANNUAL HIGHLIGHTS

(GRAPHIC)

QUARTERLY
FINANCIAL DATA

The following table presents summarized quarterly financial data for 2004 (unaudited) (In thousands, except per share data).

2004 QUARTER ENDED

                                                  MARCH 31   JUNE 30   SEPT. 30   DEC. 31
                                                  --------   -------   --------   -------
Interest income                                    $14,015   $14,343    $14,573   $14,991
                                                   -------   -------    -------   -------
Interest expense                                   $ 5,703   $ 5,493    $ 5,665   $ 5,745
                                                   =======   =======    =======   =======
Interest margin                                    $ 8,312   $ 8,850    $ 8,908   $ 9,246
                                                   -------   -------    -------   -------
Provision for loan losses                          $   350   $   350    $   350   $   350
                                                   =======   =======    =======   =======
Interest margin after provision for loan losses    $ 7,962   $ 8,500    $ 8,558   $ 8,896
Other income                                       $ 1,625   $ 1,855    $ 1,627   $ 1,815
Securities gains                                   $   964   $   321    $   459   $ 1,133
                                                   -------   -------    -------   -------
Other expenses                                     $ 6,228   $ 6,289    $ 6,738   $ 6,746
                                                   =======   =======    =======   =======
Income before income tax provision                 $ 4,323   $ 4,387    $ 3,906   $ 5,098
                                                   -------   -------    -------   -------
Income tax provision                               $   617   $   698    $   501   $ 1,035
                                                   =======   =======    =======   =======
Net income                                         $ 3,706   $ 3,689    $ 3,405   $ 4,063
                                                   =======   =======    =======   =======
Net income per share - basic                       $  0.45   $  0.45    $  0.41   $  0.49
                                                   =======   =======    =======   =======
Net income per share - diluted                     $  0.44   $  0.44    $  0.41   $  0.49
                                                   =======   =======    =======   =======


                                                2005 ANNUAL HIGHLIGHTS | PAGE 11

(GRAPHIC)

TRUST AND FINANCIAL MANAGEMENT GROUP

(IN THOUSANDS)

            2005       2004       2003       2002       2001
          --------   --------   --------   --------   --------
Assets    $418,259   $383,062   $329,493   $285,221   $303,868
Revenue   $  2,088   $  2,105   $  1,733   $  1,755   $  1,576

The composition of trust assets under management and accounts as of December 31, 2005 and 2004 are shown in the following table:

(IN THOUSANDS)

INVESTMENTS                        2005       2004
-----------                      --------   --------
Mutual Funds                     $142,597   $129,299
Bonds                            $122,243   $107,954
Stocks                           $115,077   $118,334
Savings and Money Market Funds   $ 34,261   $ 24,826
Real Estate                      $  2,305   $  1,199
Mortgages                        $  1,111   $    443
Miscellaneous                    $    665   $  1,007
                                 --------   --------
Total                            $418,259   $383,062
                                 ========   ========

ACCOUNTS                           2005       2004
--------                         --------   --------
Pension/Profit Sharing           $173,676   $162,129
Investment Management            $123,335   $120,237
Trusts                           $ 75,998   $ 84,043
Custody                          $ 39,219   $ 12,459
Guardianships                    $  1,139   $  1,177
Estates                          $  4,892   $  3,017
                                 --------   --------
Total                            $418,259   $383,062
                                 ========   ========


PAGE 12 | 2005 ANNUAL HIGHLIGHTS

(GRAPHIC)

OUR OFFICERS

CITIZENS & NORTHERN CORPORATION OFFICERS:

Craig G. Litchfield, Chairman of the Board, President and Chief Executive
Officer
Mark A. Hughes, Treasurer
Kathleen M. Osgood, Corporate Secretary

CANISTEO VALLEY CORPORATION BOARD OF DIRECTORS:

Carl E. Chase
Patrick F. Donnelly
William O. Hatch
Karl W. Kroeck
Craig G. Litchfield
Harold Miller
Brian C. Schu

CITIZENS & NORTHERN BANK ADVISORY BOARD MEMBERS

Athens and Sayre:
Virginia L. Reap
Kathy L. Griffis
Warren J. Croft
Max P. Gannon, Jr.
R. Bruce Haner
Susan E. Hartley
George D. Howell
Wayne E. Lowery
David Rosenbloom
Mary Theresa Sullivan

Dushore:
Helen W. Ferris
Ronald A. Gutosky
Leo F. Lambert
Dennis K. McCarty
Kerry A. Meehan

East Smithfield:
Peggy A. Brown
Roy L. Beardslee
Thomas G. Furman
James G. Wilcox

Elkland
Lynette Burrous
Mary C. Heitzenrater
Mark R. Howe
John C. Kenyon
Edward L. Learn

Jersey Shore
(eff. 1/2006)
Debra R. Martin
Melanie McLane

Knoxville
Amy Wherley
Brian Bicksler
L. Grant Gehman
Karl W. Kroeck
William W. Roosa

Laporte
Linda M. Etzel
David L. Baumunk
Robin A. Fiester
William B. Saxe
Leonard Simpson

Liberty
Ann L. Yuscavage
Lyle R. Brion
Gary L. Dinnison
James H. Route, Jr.
Ray E. Wheeland

Mansfield
Diane K. Wilson
Clifford L. Cross, Jr.
David Kurzejewski
Larry Mansfield

Muncy
Dawn Myers
James R. Fetter, Jr.
Kenneth F. Fry
Thomas D. Hess
Roger D. Jarrett

Old Lycoming
Stacy Elliott
John M. Confer
Karen Maseto
Terry Waldman

Ralston
Courtney Baker
William W. Brooks, III
Stephen L. Davis
Richard T. Demitras

Tioga
Brett Kennedy
C. Frederick LaVancher
Leisa L. LaVancher
Dirk D'Haene

Towanda/Monroeton
Valerie W. Kinney
James A. Bowen
W. John Greenland
Jeffrey A. Smith
James E. Towner
Deborah Weisbrod

Troy
Mark C. Griffis
Dennis F. Beardslee
Roy W. Cummings, Jr.
J. Robert Garrison
Gregory W. Powers
Evan S. Williams, Jr.

Wellsboro
Todd Coolidge
Donald R. Abplanalp
Robert F. Cox, Jr.
R. Robert DeCamp
Craig Eccher
Jan E. Fisher
Scott Lewis
Edward H. Owlett, III
F. David Pennypacker

Williamsport/South Williamsport
Keith Boatman
James Bower, Jr.
Daniel Mathers
Raymond Mattie
Ann M. Tyler
Steven Uzupis

Wysox
Debra S. Kithcart
Lucille P. Donovan
Robert L. Fulmer
Gary Hennip
Mark W. Smith
Walter E. Warburton, Jr.


                                                2005 ANNUAL HIGHLIGHTS | PAGE 13

CITIZENS & NORTHERN BANK OFFICERS

NAME                    TITLE                                                             BRANCH
----                    -----                                                             ------
Craig G. Litchfield     Chairman, President, Chief Executive Officer                      Wellsboro
Dawn A. Besse           Executive Vice President and Director of Sales,
                        Service and Employee Development                                  Wellsboro
Harold F. Hoose, III    Executive Vice President and Director of Lending                  Wellsboro
Mark A. Hughes          Executive Vice President and Chief Financial Officer              Wellsboro
Thomas L. Rudy, Jr.     Executive Vice President and Director of Branch Delivery          Wellsboro
Deborah E. Scott        Executive Vice President and Senior Trust Officer                 Wellsboro
Larry D. Alderson       Vice President and Trust Officer                                  Sayre
Thomas L. Briggs        Vice President - Facilities Management                            Wellsboro
William A. Burget       Vice President - Regional Loan Specialist and
                        Business Development Officer                                      Williamsport
Carl M. Chambers        Vice President and Western Region Commercial
                        Team Leader                                                       Wellsboro
Rick J. Cisco           Vice President and Senior Systems Analyst                         Wellsboro
Shelley L. D'Haene      Vice President and Internet Banking Coordinator                   Wellsboro
Kevin J. Dougherty      Vice President - Commercial Loan Officer                          Sayre
Terry R. Depew          Vice President                                                    Athens
Helen W. Ferris         Vice President and Branch Manager                                 Dushore
Marisa A. Flynn         Vice President/Loan Administrator                                 Williamsport
Mark C. Griffis         Vice President                                                    Troy
Mark A. Huffman         Vice President and Trust Officer                                  Williamsport
Karen L. Keck           Vice President and Director of Deposit Services                   Wellsboro
Scott A. Keck           Vice President and Retail Lending Coordinator                     Wellsboro
Valerie W. Kinney       Vice President and Branch Manager                                 Towanda
Debra S. Kithcart       Vice President and Branch Manager                                 Wysox
George E. Kunkel        Vice President and Senior Financial Analyst                       Wellsboro
James P. Lazorka        Vice President and Regional Executive                             Williamsport
Rhonda J. Litchfield    Vice President and Trust Investment Officer                       Wellsboro
Daniel Manetta          Vice President and Director of Education                          Williamsport
Glenda R. Marzo         Vice President and Auditor                                        Wellsboro
Kim L. Miller           Vice President and Regional Loan Specialist                       Wellsboro
James E. Parks          Vice President and Regional Executive                             Towanda
Roberta C. Plank        Vice President and Regional Executive                             Wellsboro
John M. Reber           Vice President and Director of Risk Management                    Wellsboro
James H. Shelmire       Vice President and Senior Systems Analyst                         Wellsboro
Bruce Smithgall         Vice President/Commercial Services                                Williamsport
Joseph A. Snell         Comptroller                                                       Towanda
Nancy L. Tubbs          Vice President, Compliance Officer and IRA Administrator          Wellsboro
Kevin Weinhoffer        Vice President                                                    Williamsport
Richard L. Wilkinson    Vice President                                                    Wellsboro
Ann L. Yuscavage        Vice President and Branch Manager                                 Liberty
Kathleen M. Osgood      Corporate Secretary                                               Wellsboro
Jeffery E. Aeppli       Assistant Vice President                                          Wysox
Darci Baird             Assistant Vice President - Senior Financial Consultant            Sayre
Courtney J. Baker       Assistant Vice President and Branch Manager                       Ralston
Keith A. Boatman        Assistant Vice President and Branch Manager                       Williamsport
Peter J. Boergermann    Assistant Vice President - Senior Network Engineer                Wellsboro
Christopher E. Bolt     Assistant Vice President - Senior Systems Analyst                 Wellsboro
Rosalie L. Bordas       Assistant Vice President - Account Services Manager               Wellsboro
Alison S. Broughton     Assistant Vice President and Mortgage Specialist                  Wellsboro
Lori Brown              Trust Officer                                                     Towanda
Peggy A. Brown          Assistant Vice President and Branch Manager                       East Smithfield
Lynette M. Burrous      Assistant Vice President and Branch Manager                       Elkland
James D. Butters        Assistant Vice President/Director of Financial Services Support   Wellsboro


PAGE 14 | 2005 ANNUAL HIGHLIGHTS

CITIZENS & NORTHERN BANK OFFICERS

NAME                    TITLE                                                             BRANCH
----                    -----                                                             ------
Keith C. Cavanaugh      Assistant Vice President - Commercial Loan                        Wellsboro
Michael Charles         Assistant Vice President - Trust                                  Wellsboro
Todd Coolidge           Assistant Vice President and Branch Manager                       Wellsboro
Raechelle N. Curry      Assistant Vice President                                          Dushore
Stacy Y. Elliott        Assistant Vice President and Branch Manager                       Old Lycoming
Linda M. Etzel          Assistant Vice President and Branch Manager                       Laporte
Linda L. Gordner        Assistant Vice President                                          Muncy
George M. Greeley       Assistant Vice President                                          Wellsboro
Joan L. Grenell         Assistant Vice President                                          Towanda
Kathy L. Griffis        Assistant Vice President and Branch Manager                       Sayre
William Holmes          Assistant Vice President                                          Troy
Brett Kennedy           Assistant Vice President and Branch Manager                       Tioga
Debra R. Martin         Assistant Vice President and Branch Manager                       Jersey Shore
Steven J. Moore         Assistant Vice President/Workout and Recovery Officer             Williamsport
Dawn L. Myers           Assistant Vice President and Branch Manager                       Muncy
Philip A. Prough        Assistant Vice President/Director of Financial Services           Wellsboro
Linda Prough-Shuey      Assistant Vice President - Human Resources                        Wellsboro
Eileen K. Ranck         Assistant Vice President and BankCard Manager                     Wellsboro
Virginia L. Reap        Assistant Vice President and Branch Manager                       Athens
Christopher J. Rell     Assistant Vice President/Appraiser                                Williamsport
David C. Schucker       Assistant Vice President                                          Troy
Stacey A. Sickler       Assistant Vice President - Mortgage Specialist                    Sayre
Brian J. Tevlin         Assistant Vice President and Trust Officer                        Wellsboro
Tracy E. Watkins        Assistant Vice President - Human Resources                        Wellsboro
Amy B. Wherley          Assistant Vice President and Branch Manager                       Knoxville
Brenda B. Whiteley      Assistant Vice President                                          Dushore
Diane K. Wilson         Assistant Vice President and Branch Manager                       Mansfield
Mary J. Wood            Trust Officer                                                     Wellsboro
Sandra G. Andrews       Assistant Cashier                                                 Wellsboro
Margaret J. Black       Assistant Cashier                                                 Laporte
Joan M. Blackwell       Assistant Cashier                                                 Liberty
Claudia Brown           Assistant Cashier and Operations Manager                          Wellsboro
Justin L. Cevette       Assistant Cashier                                                 Elkland
Marcella J. Chaykosky   Assistant Cashier                                                 Sayre
Charlene R. Clark       Assistant Cashier and Operations Manager/MIS                      Wellsboro
William O. Cook         BankCard Sales Manager                                            Wellsboro
Dorine M. Crisman       Assistant Cashier                                                 Wysox
Jessica L. Dickey       Assistant Cashier - BankCard Services                             Wellsboro
Stacy R. Dreilbelbis    Assistant Cashier - Trust Opertions Manager                       Wellsboro
Mark W. Elsbree         Assistant Cashier                                                 Sayre
Yvonne M. Gill          Assistant Cashier - Advertising and PR Manager                    Wellsboro
Teri L. Hackett         Assistant Cashier and Funds Management Officer                    Wellsboro
Rosalie Hall            Assistant Cashier and Branch Operations Manager                   Troy
Kelly Isaacson          Assistant Cashier                                                 Mansfield
Marla Mcllvain          Assistant Trust Officer                                           Wellsboro
Sandra J. McNeal        Assistant Cashier                                                 East Smithfield
Sandra A. Parulas       Teller and CSR Specialist                                         Wellsboro
David Poust             Assistant Cashier - Retail and Commercial Lender                  Williamsport
Joan Rohe               Assistant Cashier and Staff Accountant                            Towanda
Amir Sabanovic          Assistant Cashier                                                 Sayre
Chad R. Smith           Assistant Cashier                                                 Towanda
Wendy Smith             Assistant Cashier - Accounts Services Assistant Manager           Wellsboro
Adrienne Snyder         Assistant Cashier and Assistant Auditor                           Wellsboro
Robert J. Sullivan      Assistant Cashier - Mortgage Specialist                           Williamsport
Debbie Topf             Assistant Cashier - Loan Operations Specialist                    Wellsboro


                                                2005 ANNUAL HIGHLIGHTS | PAGE 15

(GRAPHIC)

CITIZENS & NORTHERN CORPORATION
  AND CITIZENS & NORTHERN BANK
       BOARD OF DIRECTORS

                                     (PHOTO)

  Our 2005 Board of Directors, from left: Dennis F. Beardslee, Leonard Simpson,
    Jan E. Fisher, James E. Towner, Karl W. Kroeck, Leo F. Lambert, Susan E. Hartley, R. Bruce Haner, Edward L. Learn, Craig G. Litchfield, R. Robert DeCamp,
           and Edward H. Owlett, III. Absent from photo: Ann M. Tyler.

BOARD OF DIRECTORS:

Dennis F. Beardslee     Owner, Terrace Lanes Bowling Center
R. Robert DeCamp        President, Patterson Lumber Co., Inc.
Jan E. Fisher           Executive Director for Healthcare Services, Laurel Health System
R. Bruce Haner          Auto buyer for new car dealers
Susan E. Hartley        Attorney at Law
Karl W. Kroeck          Farmer
Leo F. Lambert          President and General Manager, Fitzpatrick & Lambert, Inc.
Edward L. Learn         Former owner, Learn Hardware and Building Supply
Craig G. Litchfield     Chairman of the Board, President and Chief Executive Officer
Edward H. Owlett, III   President and CEO, Putnam Company
Leonard Simpson         Attorney at Law
James E. Towner         Publisher, Daily and Sunday Review
Ann M. Tyler            Certified Public Accountant, Ann M. Tyler CPA, PC

DIRECTOR EMERITUS
F. David Pennypacker    Retired, formerly Certified Public Accountant, Pennypacker
                        & Gooch, PC


PAGE 16 | 2005 ANNUAL HIGHLIGHTS

(GRAPHIC)

KNOWN MARKET MAKERS

Known Market Makers who handle Citizens & Northern
Corporation stock transactions follow:

ARCHIPELAGO TRADING SERVICES, INC.
100 South Wacker Drive, Suite 1800, Chicago, IL 60606

BOENNING & SCATTERGOOD, INC.
4 Tower Bridge, Suite 300, 200 Barr Harbor Drive,
West Conshocken, PA 19428

COMMERCE CAPITAL MARKETS, INC.
90 Fifth Avenue, New York, NY 10011

FERRIS, BAKER, WATTS, INC.
100 Light Street - Eighth Floor, Baltimore, MD 21202

HILL THOMPSON MAGID, L.P.
15 Exchange Place, Suite 800, Jersey City, NJ 07302

JANNEY MONTGOMERY SCOTT, LLC
1801 Market Street, Tenth Floor, Philadelphia, PA 19103

KNIGHT EQUITY MARKETS, L.P.
Newport Tower, 525 Washington Boulevard,
Jersey City, NJ 07310

MONROE SECURITIES, INC.
343 West Erie, Suite 410, Chicago, IL 60610

PERSHING TRADING COMPANY, L.P.
1 Pershing Plaza, Jersey City, NJ 07399

RBC CAPITAL MARKETS CORPORATION
60 South Street, PO Box 1160, Minneapolis, MN 55402

RYAN BECK & CO., INC.
18 Columbia Turnpike, Florham Park, NJ 07932

SANDLER O'NEILL & PARTNERS, L.P.
919 Third Avenue, Sixth Floor, New York, NY 10022

SCHWAB SOUNDVIEW CAPITAL MARKETS
111 Pavonia Avenue, East Jersey City, NJ 07310

(GRAPHIC)

OUR VISION:

                                 The C&N Professionals will be recognized by the
                                                communities and clients we serve
                                       as the foremost source of advice, counsel
                               and solutions for their changing financial needs.

                                                          2005 ANNUAL HIGHLIGHTS

                                                                       (GRAPHIC)

                                                                     OUR OFFICES

Citizens & Northern Bank

ATHENS:
428 South Main St ., Athens, PA 18810
570-888-2291

DUSHORE:
111 West Main St., Dushore, PA 18614
570-928-8124

EAST SMITHFIELD:
Main St., East Smithfield, PA 18817
570-596-3131

ELKLAND:
Main St., Elkland, PA 16920
814-258-5111

JERSEY SHORE:
230 Railroad St., Jersey Shore, PA 17740
570-398-4555

KNOXVILLE:
102 E. Main St., Knoxville, PA 16928
714-326-4151

LAPORTE:
Main St., Laporte, PA 18626
570-946-4011

LIBERTY:
Main St., Liberty, PA 16930
570-324-2331

MANSFIELD:
1085 Main St., Mansfield, PA 16933
570-662-1111

MONROETON:
RR2, Monroeton, PA 18832
570-265-2157

MUNCY:
3461 Route 405 Hwy., Muncy, PA 17756
570-546-6666

OLD LYCOMING
1510 Dewey Ave., Williamsport, PA 17702
570-323-9305

RALSTON:
Thompson St., Ralston, PA 17763
570-995-5421

SAYRE:
1827 Elmira St., Sayre, PA 18840
570-888-2220

SOUTH WILLIAMSPORT:
2 E. Mountain Ave., Williamsport, PA 17702
570-601-3016

TIOGA:
Main St., Tioga, PA 16946
570-835-5236

TOWANDA:
428 Main St., Towanda, PA 18848
570-265-6171

TROY:
Court House Square, Troy, PA 16947
570-297-2158

WELLSBORO:
90-92 Main St., Wells boro, PA 16901
570-724-3411

WILLIAMSPORT:
130 Court St., Williamsport, PA 17701
570-320-0100

WYSOX:
Route 6, Wysox , PA 18854
570-265-9148

First State Bank

CANISTEO:
3 Main St., Canis teo, NY 14823
607-698-4295

HORNELL:
6250 County Rte. 64, Hornell, NY 14843
607-324-4081


                                                          2005 ANNUAL HIGHLIGHTS